Exhibit 6.1

[***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Masterworks Gallery, LLC acting as agent for Masterworks Cayman SPC, on behalf of its 002 Segregated Portfolio, LLC

225 Liberty Street
29th Floor
New York, NY 10281
United States

(“you”, “your”, “Masterworks”)

Account: [***]

Seller’s Agreement 4th May 2022	[***] (“[***]”, “we”, “us”, “our”)

Thank you for entrusting [***] as your exclusive agent to sell your property shown below by private sale.

Part 1

Property and Proceeds of Sale

CLAUDE MONET	proceeds of sale:	USD[***]
[***]

(the “property”, each item of property is a “lot”).

Term

You and [***] agree that [***] may sell the property up to and including 15 June 2022 (the “term”).

Sale Expenses

1. You agree to pay the following “sale expenses” with your prior written consent in each instance:

a)	Restoration: The costs of any restoration to the lot that has been agreed by you in advance.
b)	Expertise: The costs of any third-party expert opinions or certificates that we believe are appropriate for the lot.
c)	Testing: The costs of any physically non-invasive tests or analyses that we believe need to be carried out to decide the quality of the lot, its artist or that it is authentic.

Masterworks Gallery, LLC acting as agent for Masterworks Cayman SPC, on behalf of its 002 Segregated Portfolio, LLC	Account: [***]	Seller Agreement [***]

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2. We agree to pay the following:

a)	Inbound Shipping: The costs of packing the property and transporting it to us.
b)	Return Shipping: If any of the property is unsold, the costs of packing it and returning it to you.
c)	Customs Duties: Any customs, export or import duties and charges related to the shipment of the property to us and, if any lots are returned to you, from us to you.
d)	Framing: The costs of any framing and/or unframing, and any mounting, unmounting and/or remounting, if applicable for the lot.

[***] will add applicable taxes to all sale expenses payable by you.

Sale Price and [***] Commission

You authorise us to sell each lot for a “sale price” (the total amount paid by the buyer, exclusive of taxes) which, after deduction of our commission and any applicable taxes (including any taxes applicable to our commission) will result in payment to you of the proceeds of sale amount (the “proceeds of sale”).

We will then deduct from the proceeds of sale the sale expenses that you have agreed to pay above. For the avoidance of doubt, we will not deduct any other sums from the proceeds of sale amount unless otherwise agreed in writing.

We will be entitled to retain as our commission, exclusive of any taxes (if applicable), that amount of the sale price that exceeds the proceeds of sale for a lot. Our commission shall not exceed [***] of the sale price.

Masterworks reserves the right to request the full amount of the sale price, as well as a redacted copy of any invoice.

Payment

We will send you the proceeds of sale less any sale expenses within five (5) working days of us receiving full and clear payment from the buyer. You agree that we may offer to the buyer extended payment terms of up to sixty (60) days from the invoice date.

If we have existing payment instructions from you, payment will be made to you pursuant to the payment instructions set out below (if multiple options, please select one). If we do not have existing payment instructions, or if you want to provide us with a new method of payment, we will provide you with a separate payment instructions form.

Payment will only be made to you. Please provide us with your method of payment on a separate Payment Instruction Form.

I will provide new Payment Instructions

New York

By signing below, you agree to the terms in Part 1, above, and the Part 2 Terms and Conditions (together, the “agreement”).

Masterworks Gallery, LLC acting as agent for Masterworks Cayman SPC, on behalf of its 002 Segregated Portfolio, LLC	Account: [***]	Seller Agreement [***]

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Signed by: Evan Beard, Head of Private Sales for and on behalf of Masterworks Gallery, LLC acting as agent for Masterworks Cayman SPC, on behalf of its 002 Segregated Portfolio, LLC	Signed by: for and on behalf of [***]

Licensed by the New York City Department of Consumer Affairs Auction License #[***]

Masterworks Gallery, LLC acting as agent for Masterworks Cayman SPC, on behalf of its 002 Segregated Portfolio, LLC	Account: [***]	Seller Agreement [***]

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Part 2 - Terms and Conditions

1. Appointing Us

a)	You appoint us as your exclusive agent to sell the property during the term by way of a private sale under the terms of this agreement.
b)	You agree that we as your agent may give the buyer on your behalf the warranties you provide in paragraph 4.
c)	You agree that during the term:

i)	subject to your rights under paragraph 11, you will not withdraw our authority to sell the property;
ii)	you will not take any steps to market or sell the property;
iii)	you will not reveal that the property is for sale through [***]; and
iv)	if someone contacts you about selling the property, you will refer them to us.

d)	You agree that [***] may provide the property to a third-party solely in order to make the property available to a buyer for inspection. We will advise you in writing of any such third-party prior to physical release of the property. During this time, the parties will continue to allocate liability for physical loss or damage as set out in paragraph 8.

2. Delivering the Property

If we do not already have the property in our possession, then you agree that within 7 days of the date of this agreement you will either deliver the property to our address shown in this agreement or make it available to us or our designated shipping agent for collection.

3. Marketing

We will decide in our sole discretion how to market the property. Should [***] prepare any written material concerning the marketing or sale of the property, we shall provide copies of all such material to Masterworks in digital and print format.

4. Warranties

You give us and the buyer the following representations and warranties:

a)	you are the owner of the property, or a joint owner of the property (in which case you will inform us in writing the identity of the other owner(s) and warrant that you are acting with the permission of your co-owner(s), or, if you are not the owner of the property:

	i)	you will tell us in writing if you are not the owner of the property and confirm to us the identity of the owner(s);
	ii)	you have the permission of the owner(s) to appoint us to sell the property on the terms of this agreement and will disclose to the owner(s) all material facts in relation to the sale of the property;
	iii)	you are irrevocably authorised to receive the proceeds of sale on behalf of the owner(s) of the property;
	iv)	you have made the owner(s) aware that [***] will deduct a commission from the sale price paid by the buyer of the property;
	v)	you have or will obtain the owner(s) consent before you deduct any other commission, costs or amounts from the proceeds of sale you receive from us;
	vi)	if you or any person or entity connected to you is receiving a commission from [***] in connection with the property, your receipt of the commission is known to the owner(s) and neither your conduct nor your receipt of the commission is unlawful or in breach of applicable regulation (including without limitation any anti-bribery or anti-corruption laws);
	vii)	you have conducted appropriate customer due diligence on the owner(s) of the property in accordance with all applicable anti-money laundering and sanctions laws, consent to us relying on this due diligence and will retain for a period of not less than 5 years the documentation evidencing the due diligence. You will make such documentation (including originals, if available) promptly available for immediate inspection by an independent third-party auditor upon written request to do so;
	viii)	the arrangements between you and your principal in relation to the property or otherwise do not, in whole or in part, facilitate tax evasion or tax fraud;
	ix)	you do not know, and have no reason to suspect, that your principal is under investigation, charged with or convicted of money laundering, terrorist activities or other crimes; and
	x)	you will inform the owner(s) that we will hold and process their personal data and may pass it to another [***] as described in our privacy notice at [***].

b)	you and any and all owner(s) you will be together, indivisibly and separately responsible for performing your obligations under this agreement;
c)	you have the right to transfer ownership of the property to the buyer without any restrictions or claims by anyone else;
d)	at the time of handing over the property to us, you have met all financial, legal, and disclosure requirements relating to exporting or importing the property. You are not aware that anyone else has failed to meet these requirements;
e)	you do not know, and have no reason to suspect, that the property is connected with, the proceeds of crime (including proceeds arising from tax evasion) or results from tax fraud;
f)	you have given us all information you are aware of (including third party opinions) relating to the physical condition, provenance and authenticity of the property;
g)	you have told us in writing about any alterations, repairs or restoration to the property of which you are aware;
h)	you have made sure that any lot containing any electrical or mechanical part is in a safe operating condition;
i)	you have told us and will continue to tell us throughout the term about all facts and matters of which you are aware which might affect your representations and warranties given under this agreement for the property or the terms on which we are prepared to accept the property for sale, including but not limited to the proceeds of sale amount;
j)	you will tell us as soon as you become aware or have reason to suspect that any of your warranties are, or may become untrue.

Masterworks Gallery, LLC acting as agent for Masterworks Cayman SPC, on behalf of its 002 Segregated Portfolio, LLC	Account: [***]	Seller Agreement [***]

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We give Masterworks the following representations and warranties:

a)	We have conducted appropriate customer due diligence on the purchaser(s) of the property in accordance with all applicable anti-money laundering and sanctions laws, consent to you relying on this due diligence and will retain for a period of not less than 5 years the documentation evidencing the due diligence. We will make such documentation (including originals, if available) promptly available for immediate inspection by an independent third-party auditor upon written request to do so;
b)	We will not make any representation or warranty to the purchaser(s) that you have not given to us under this agreement, including but not limited to merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exhibitions, literature or historical relevance of the property, and that no statement anywhere, whether oral or written, will be deemed such a representation or warranty.

5. Transfer of Ownership and Risk

a)	Transfer of ownership to the buyer

Ownership of the property will pass to the buyer when we receive full and clear payment of the entire amount of the sale price.

b)	Transfer of risk

Risk and responsibility for the property will pass to the buyer upon the earlier of (i) when the buyer collects the property; and (ii) our receipt of payment in full.

6. Rights of Retention, Sale and Set-off

a)	Right of Retention

We may keep the property remaining unsold at the end of the term:

i)	until you have paid all amounts you owe us or any [***] for the property;
ii)	for a reasonable period if we become aware of anyone else claiming ownership of, or any other interest in, the property or we have reasonable doubts as to whether it is authentic;
iii)	while we complete our client identification and registration procedures to our satisfaction; or
iv)	if we consider we have to do so by law or regulation or due to government inquiry.

b)	Intentionally omitted

c)	Using the money

You authorise us to use the proceeds of sale and any other amounts we owe you to:

i)	pay any amount you owe us for the property; and
ii)	pay on your behalf any amount you owe any other [***].

7. Cancelling the Sale of the Property

a)	We can cancel a sale of a lot if:

i)	any of your warranties in paragraph 4 or your confirmations in paragraph 13 are not correct;
ii)	we reasonably decide that the buyer is entitled to cancel the sale because the property is not authentic; or
iii)	we decide that the sale of the property places us or you under any liability to anyone else or may cause damage to our reputation.

b)	In these circumstances, we shall advise you in writing of the reason for cancellation, and you authorise us to accept the return of the lot. If we have already paid you any sums related to that lot, you must repay such sums to us when we ask you to do so.
c)	In the circumstances set out in paragraph 7(a)(i) and (iii), if cancellation is as a result of your actions or failure to act, you must pay to us in full when we ask you to do so for any loss, liability (whether to the buyer or anyone else materially affected by your actions or failure to act related to the circumstances set out in paragraph 7(a)(i) and (iii)), expense or cost (including legal fees) we reasonably must pay as a result.

8. Responsibility for Physical Loss or Damage

a)	[***] will accept responsibility for physical loss or damage to the property as follows:

i)	while the property is being transported from you to [***] under the control of [***] or its shipping agents;
ii)	while the property is in [***] possession or control; and
iii)	if unsold, while the property is being transported from [***] to you under the control of [***] or its shipping agents.

b)	Our responsibility for physical loss or damage to a lot during the period described in paragraph 8(a) will be limited to an amount up to the proceeds of sale amount for that lot, provided that:

i)	we will not be liable for any physical loss or damage to picture frames or to glass forming part of picture frames; and
ii)	our liability will be limited by certain other conditions which are available from us or on our website at [***].

9. If the Property is not Sold

a)	Any unsold property must be collected by you or your agent (or if we are responsible for returning it to you, you must make it possible for us to release it to you or your agent) no later than 30 days following the expiration of the term. We will not release or return any unsold property until you pay us, in cleared funds, all amounts you owe, including taxes (whether import duties at the applicable rate resulting from releasing the property into free circulation in another jurisdiction or otherwise), if any.
b)	If by 30 days after the expiration of the term any unsold lot of property has not been released to you or your agent’s custody because either (i) we have attempted to but been unable to return it to you due to your or your agent’s unavailability (but only if we are required to return it to you under Part 1 of this agreement), or (ii) you have not arranged for the lot to be released to you by such date, then in either case we may charge you storage, transport and insurance costs and fees, including any applicable taxes, until the date the lot is no longer within our or our agent’s possession, custody or control.

10. Documents Records and Research

a)	You authorise us to deliver to the buyer all documents and records you have about the history and provenance of the property.
b)	You agree that we may carry out certain checks and searches, including through other third party organisations, in connection with the property.

Masterworks Gallery, LLC acting as agent for Masterworks Cayman SPC, on behalf of its 002 Segregated Portfolio, LLC	Account: [***]	Seller Agreement [***]

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11. Revocation of Authority & Withdrawal

a)	By you:

i)	You may not revoke our authority to offer any lot for private sale unless we have broken any of our material obligations to you under this agreement in a way that:

(A)	cannot be put right; or
(B)	has not been put right before the term expires or within 14 days of you telling us in writing (whichever is earlier).

ii)	To revoke our authority in these circumstances, you must let us know in writing as soon as reasonably possible after you become aware that we have broken any of our material obligations to you.

b)	By us:

We may cease offering any lot and withdraw it from private sale at any time prior to the expiration of the term if:

i)	we have reasonable doubts about its provenance or that it is authentic;
ii)	the property is not in the same condition it was in when we originally inspected it;
iii)	we have reasonable doubts about the accuracy of the warranties in paragraph 4 or your confirmations set out in paragraph 13;
iv)	you have materially broken any of your material obligations to us under this agreement, in a way that:

(A)	cannot be put right; or
(B)	has not been put right 3 working days before the expiration of the term or within 14 days of us telling you in writing (whichever is earlier); or

v)	we reasonably believe at any stage that selling or offering the lot will be illegal, put us at risk of any legal claim, cause damage to our reputation, or that other just cause exists.

c)	Consequences of Withdrawing the Lot from Private Sale

If we withdraw a lot from private sale under paragraph 11(b):

i)	you will pay our reasonable costs and expenses in preparing the lot for sale (including any sale expenses that we waived under the terms of this agreement); and
ii)	we will be entitled to end this agreement immediately by giving you written notice.

In addition, if we withdraw a lot from private sale under paragraph 11(b)(iii) or (iv), or agree to your doing so (other than as permitted under 11(a)), you will also pay a withdrawal fee in an amount that is equal to five percent (5%) of the proceeds of sale for the lot (plus any relevant taxes).

12. Taxes

a)	You are responsible for any taxes imposed on the sale of the property that are personal to you. We have the right to withhold relevant tax amounts from any proceeds of sale due to you for the purpose of paying taxes on your behalf if we are required by law to do so, or if we have to pay any taxes, duties or other amounts to any tax authorities on your behalf or as a result of any information you give us being incorrect or due to your failure to complete any forms required by law, you must reimburse to us the full amount and our related costs or expenses when we ask you to do so.
b)	Only applicable for U.S. Persons (regardless of sale location) and for U.S. Sales (regardless of nationality). You recognize that pursuant to U.S. law, we must withhold a percentage of your proceeds of sale and remit that withholding to the U.S. Internal Revenue Service (“IRS”) unless you meet your obligation to provide us, prior to payment, with (i) a Form W-9 if you are a U.S. person, as defined below, or (ii) a Form W-8BEN/BEN-E if you are not a U.S. person. For the purpose of this agreement, a U.S. person is any U.S. citizen or resident, and any corporation, partnership, or other organization (such as an Estate or Trust) organized under the laws of the United States; provided that it is your responsibility to make this determination. You agree that if we have failed to properly withhold such amount from the proceeds of sale already distributed to you, you will reimburse us to the extent we must subsequently make such payment to the IRS.
c)	If this agreement is assigned, in whole or in part, to [***] in accordance with Part 2 paragraph 13(f): Unless you tell us otherwise prior to signing this agreement, we will sell the property under the VAT Margin Scheme. If you are not selling under the VAT Margin Scheme and you are a person or entity registered for VAT in the UK/EU (as applicable), you agree that: (i) the settlement statement issued by us to you upon the sale of the property will be deemed to be a self-billed invoice for VAT purposes; (ii) you will pay any VAT paid to you by us to the appropriate tax authority; (iii) you will not raise an invoice to us; and (iv) this self-billing arrangement will remain in place until all obligations under this agreement are completed.
d)	If this agreement is assigned, in whole or in part, to [***] in accordance with Part 2 paragraph 13(f): Unless otherwise agreed by us in writing you are responsible for paying any Hong Kong consignment taxes at the rate and time required by the relevant law. The consignment tax payable to the Hong Kong government is currently at the rate of 0.5% of the amount of proceeds of sale due to you from the sale of the property (which may be subject to changes without further notice) if you are a seller who is not a Hong Kong resident or a business that is not registered in Hong Kong.
e)	Tax residence/Tax Forfaitaire/Plus Value Tax
This paragraph will apply if you are a French resident or are considered under applicable law to be a French resident for tax purposes or if the status of your lot requires it. In such case, you will, in respect to any lot selling for more than EUR5,000 (or its equivalent in the sale currency), be liable for a plus value tax of 6.5% (or at the rate applying at the date of the sale) of the sale price of the lot, unless you indicate to us in writing that you opt for the “régime général d’imposition des plus-values” which will then apply – for example you have owned the lot for more than 22 years (or the period applying at the date of the sale) prior to the date of the lot’s sale with us. If we determine in our good faith discretion that we must pay and do pay this amount to the appropriate party, then you agree that we may deduct this amount from the proceeds of sale. You agree that if we have failed to withhold such amount from the proceeds of sale already distributed to you, you will reimburse us to the extent we have made such payment.

Masterworks Gallery, LLC acting as agent for Masterworks Cayman SPC, on behalf of its 002 Segregated Portfolio, LLC	Account: [***]	Seller Agreement [***]

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13. Other Conditions

a)	Validity

If a court finds that any part of this agreement is invalid, illegal or impossible to enforce, that part of the agreement will be treated as being deleted, and the rest of this agreement will not be affected.

b)	Your identity

You confirm that your name and address set out on page 1 of this agreement are accurate. You also agree to give us any information and documents we may reasonably need to satisfy our client identification and registration procedures, and confirm that all information and documents you give us are accurate and are originals or true copies of the originals.

c)	Personal Information

We will hold and process your personal data and information and may pass it to another [***] for use as described in, and in line with, our privacy notice. Our privacy notice also explains certain rights that you may have in relation to your personal data. You can see a copy at [***] and if you are a resident of California you can see a copy of our California Consumer Privacy Act statement at [***].

d)	Introductory commission

We will not pay an introductory commission in connection with this agreement.

e)	Transferring your rights and responsibilities

You may not grant a security over or transfer your rights or responsibilities under this agreement unless we have given our written permission which we will not withhold unreasonably. This agreement will be binding on your estate, heirs and anyone who takes over your responsibilities.

f)	Transferring our rights and responsibilities

We may assign our rights in connection with any single lot or group of lots under this agreement to [***]. We will do this solely to aid the sale of the lot(s) to a buyer in another region. We will inform you by written notice if we have a potential purchaser (which may be sent by email or other digital/electronic means).

g)	Intentionally omitted
h)	Translations

If we have provided a translation of this agreement we will use this original version in deciding any issues or disputes which arise under this agreement.

i)	Mutual Indemnity

The parties shall indemnify each other against all costs, losses and damages of any kind associated with any claim or dispute related to any of their respective warranties in paragraph 4 or any act or omission with regard to obligations under this agreement by either party, its representatives, or its agents.

j)	Entire agreement

This agreement is the entire agreement and understanding between you and us with respect to the property and will apply instead of any and all prior agreements or statements between you and us relating to the property. The terms of this agreement may subsequently be amended provided that all parties sign a written document.

k)	Survival

Any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination of this agreement (including but not limited to any provision about the return of the property to you and [***] responsibility for physical loss or damage to the property until it is returned to you, and paragraphs 4, 6, 8, 9(b) and 13) shall remain in full force and effect.

l)	Law and disputes

This agreement and any rights arising out of or in connection with it (including any non-contractual dispute or claim) (“dispute”) shall be governed by the laws of the state of New York. You agree, for our benefit, that any dispute shall be dealt with exclusively in the federal or state courts of New York County, New York. However, we will have the right to bring proceedings against you in any other court and you consent to jurisdiction in that court.

If we both agree, before either of us starts any arbitration or court proceedings we will each attempt to settle the dispute by mediation following the mediation procedure of JAMS with a mediator affiliated with JAMS and mutually acceptable to each of us.

m)	Photographs and Illustrations

We have the right to photograph, video or reproduce images of the property in any way we deem appropriate, as allowed by law. The copyright in such images will belong to us.

n)	Notices

Notices should be made in writing and sent by means of pre-paid courier to the address set out on page 1 of this agreement or, if this agreement is assigned to another [***] under Part 2 paragraph 13(f), to the address shown in the notice of assignment.

For the avoidance of doubt, the parties acknowledge that Masterworks’ standard business practices in the securitizations of artworks through a segregated portfolio of Masterworks Cayman SPC, as a single artwork owned by an individual Delaware LLC shall not, in any way, invalidate or negate any of the representations warranties guarantees, or obligations under this agreement.

14. Confidentiality

You and [***] agree to keep your identity and the terms of this agreement confidential unless otherwise agreed by you and [***] or as required by law or regulations, or as part of Masterworks’ standard business practices in the securitization of artworks. However, you and [***] may each share such information with our respective legal and financial advisors and insurers, and may use such information as required by us to perform our obligations under this agreement. For the avoidance of doubt, if you are required to file a redacted copy of this agreement with the SEC or any other regulatory agency you agree that the redacted agreement will not identify [***], the proceeds of sale or [***] commission, or other information which could identify the buyer, and that you will provide [***] with the filed document within two business days of filing.

15. Execution of this agreement

This agreement may be executed in counterparts, which taken together, shall constitute the executed agreement. Executed copies of this agreement transmitted by emailed pdf’s shall be considered original executed copies of this agreement.

Masterworks Gallery, LLC acting as agent for Masterworks Cayman SPC, on behalf of its 002 Segregated Portfolio, LLC	Account: [***]	Seller Agreement [***]

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